2017-04-03, 19:14:39, EDT

File insider report – Completed

The transaction has been reported.

Reported transactions for this session.

Insider:	Clarkson.R	Issuer:	TransGlobe Ener	Security	Convertibl TGL.DB

Transaction Number	2989541
Security designation	Convertible Debentures TGL.DB
Opening balance of securities held	100000
Date of transaction	2017-03-31
Nature of transaction	38 – Redemption, retraction, cancellation, repurchase
Number or value or securities	100000
Disposed of
Unit price or exercise price		Currency	Canadian Dollar
Closing balance of securities held	0	Insider’s
		calculated
		balance
Filing date/time	2017-04-03
	19:14:36
General remarks (if necessary to describe the transaction)	Debentures cash settled on due date
Private remarks to securities regulatory authorities